Exhibit 99.1


November 2003

To our Stockholders,

We are pleased to report strong earnings for our third quarter of 2003. Basic earnings per share were $0.65 this past quarter as compared to $0.42 one year ago. For the nine months ended September 30, 2003, earnings were $1.57 per share as compared to $1.01 in 2002. Significant increases in net interest income and gains on the sale of residential real estate loans have fueled the improved earnings.

Net interest income for the three months ended September 30 increased by $1.0 million to $5.7 million in 2003 from $4.7 million in 2002. For the nine months ended September 30, 2003, net interest income was $15.7 million, up $2.6 million from $13.1 million in 2002. Strong asset growth resulted in the significant increase in net interest income. This asset growth offset a compressed net interest margin percentage created by the prolonged low rate environment.

Gains on the sale of residential real estate loans were $1.2 million for the quarter, almost identical to the prior quarter ended June 30, 2003. These gains for the quarter ended September 30, 2002 were $713 thousand. For the nine months ended September 30, 2003, gains were $3.3 million as compared to $1.5 million for the same period in 2002.

Consolidated assets totaled $683 million at September 30, 2003 up $115 million, or 20%, from $568 million at September 30, 2002. Net loans have increased to $496 million from $430 million a year earlier, while during the same time period total deposits have increased from $405 million to $498 million. Stockholders' equity increased to $40.7 million as compared to $34.5 million at September 30, 2003.

Some of our commercial customers continue to experience difficulty in the lagging economy, which has been a large factor in causing us to increase our percentage of allowance for estimated loan losses to total loans from 1.53% at December 31, 2002 to 1.77% at September 30, 2003. Much of our focus for the next several quarters will be on improving the overall quality of the loan portfolio.

Cedar Rapids Bank & Trust continues to be a significant contributor to the Company's growth in assets, loans, and deposits since opening in September of 2001. In only two years, the bank has reached total assets of $142 million, net loans of $102 million and deposits of $101 million as of September 30, 2003. Cedar Rapids Bank & Trust has also achieved profitability on a monthly basis as the bank had after-tax net income of $147 thousand for the nine months ended September 30, 2003, as compared to an after-tax loss of $649 thousand for the same period in 2002.

Quad City Bancard, Inc. had a strong quarter with fees of $784 thousand as compared to $688 thousand in the same quarter of the prior year. We sold the ISO portion of Bancard's business in October of 2002, and as of the end of this past quarter, we are no longer processing those transactions. As a result, we anticipate that Bancard's quarterly after-tax net income will likely approximate break even to $30 thousand initially, as compared to after-tax net income of $741 thousand for the first nine months of 2003.

We recently announced plans for a fifth Quad City Bank & Trust banking facility to be located in west Davenport. This facility will likely be completed in mid to late 2004 and will aid our efforts to continue expanding our market share in the Quad Cities. In addition, Quad City Bank & Trust has acquired the northern segment of our Brady Street facility in Davenport, which had previously been owned by the developer of the property. Currently, renovations are under way to develop this additional space for occupation by some of the Company's operational and administrative functions. Completion of this project is expected late in 2003.

Our board of directors declared a cash dividend of $.06 per share payable on January 5, 2004, to stockholders of record on December 15, 2003. Also, we are pleased to report that recently our stock has traded in the mid 20's.

We still believe the longer-term trend is for interest rates to move up and dollars to flow into stocks. Chairman Greenspan and the Federal Reserve Open Market Committee did not move rates this past quarter. Corporate profits appear to be recovering, and we hope that we experience that impact in our markets. Productivity continues to improve and has resulted in some degree of job loss even as the economy gains momentum.

As we look to 2004, it appears we will be presented with several earnings challenges as a result of the expected decrease in gains on residential real estate loans and the reduced volumes at Bancard. In addition, we are making some large investments in technology and facilities at our subsidiary banks. While these investments will negatively impact short-term profitability, we firmly believe that they will provide long-term benefits for our shareholders.

Thanks for your continued support.

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